FOR IMMEDIATE RELEASE

Trans World Entertainment Corporation Reports Limited and Conditional Actions by Special
Committee to Permit Robert J. Higgins to Form Bid Consortium

     Albany, NY, November 20, 2007 -- Trans World Entertainment Corporation (“Trans World Entertainment” or “the Company”) (Nasdaq: TWMC) announced today actions by the Special Committee of the Board of Directors to permit the Company’s largest shareholder and Chairman and Chief Executive Officer, Robert J. Higgins, to work with prospective co-investors in connection with his nonbinding expression of interest, announced on November 9, 2007, to acquire outstanding shares of the Company that Mr. Higgins and his related persons and entities do not own. At this time, Mr. Higgins and his related persons and entities hold approximately 40% of the issued and outstanding shares of the Company. Riley Investment Management LLC, who filed a Statement of Beneficial Ownership on Schedule 13D indicating beneficial ownership of approximately 11.9% of the issued and outstanding shares of the Company, is among the potential co-investors with whom Mr. Higgins has indicated he intends to consider working.

     Mr. Higgins’s preliminary proposal contemplates an offer to pay the Company’s shareholders $5.00 per share in cash. The proposal is subject to Mr. Higgins’ being able to arrange financing. Mr. Higgins has also made clear, and today’s actions by the Special Committee require, that this proposal and any successor proposal by Mr. Higgins or his consortium will be subject to the approval of the Board of Directors, upon the recommendation of the Special Committee, and the negotiation and execution of definitive documentation with the Special Committee, acting on behalf of Company.

     The preliminary proposal was made to, and with the permission of, a Special Committee of non-management members of the Board of Directors formed in connection with the Company’s ongoing exploration of strategic alternatives to enhance shareholder value. The Special Committee, with the assistance of its financial advisor, Goldman, Sachs & Co., has been actively exploring strategic alternatives, including the sale of the Company, since May 2007.

     The Special Committee has neither reached a view on the advisability of this proposal by Mr. Higgins nor undertaken any obligation to negotiate exclusively with Mr. Higgins or his prospective consortium. The actions announced today merely provide that Mr. Higgins may expand his bid consortium to include Mr. Riley and others without prematurely triggering events that would render it unfeasible for there to be any future negotiated transaction with Mr. Higgins’ prospective consortium. Specifically, the Special Committee granted a limited and conditional waiver under Section 912 of the New York Business Corporations Act and the Company’s Shareholders Rights Plan, in each case to permit Mr. Higgins to create a consortium exclusively for purposes of proposing a transaction in the near-term to the Special Committee that would be subject to the approval of the Board of Directors upon the recommendation of the Special Committee.

     The Special Committee, in consultation with its advisors, will review and evaluate Mr. Higgins’s proposal, any successor proposals by Mr. Higgins or his prospective consortium, and any alternative proposals submitted by third parties to Goldman Sachs. The Special Committee, in consultation with its advisors, expects that it will review and evaluate information and data in connection with this exercise and may become engaged in negotiations and discussions with Mr. Higgins, his prospective consortium, and any third parties who may submit proposals. Trans World Entertainment does not intend to comment further on these matters until the Special Committee and the Board of Directors have completed all negotiations and discussions relevant to this and any related or successor proposals that Mr. Higgins and his prospective consortium may make, as well as any alternative proposals by third parties. Against this background, shareholders are urged to take into account that there is no assurance that an agreement between Mr. Higgins, his prospective consortium or any third party, on the one hand, and the Board of Directors or the Special Committee, on the other hand, will be achieved and there may be additional disclosure forthcoming in the future that is relevant to these matters.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, home video and video games and related products. The Company operates over 950 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth the Company’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.